Exhibit 10.36

INDUSTRIAL BUILDING LEASE

BY AND BETWEEN

INDUSTRY LANDING 1155 LLC

(“Landlord”)

and

SOLARCOMMUNITIES, INC.

(“Tenant”)

For

1155 Flatbush Road, Kingston, New York

(“Premises”)

TABLE OF CONTENTS

1.	Leased Premises.	1
2.	Term.	1
3.	Tenant’s Use of the Premises.	3
4.	Fixed Annual Rent, Additional Rent and Other Sums to Be Paid By Tenant.	3
5.	Condition, Repair, Replacement and Maintenance of the Premises.	10
6.	Insurance.	11
7.	Compliance with Laws and Insurance Requirements.	13
8.	Alterations, Additions and Improvements.	17
9.	Fire and Other Casualty Affecting the Premises.	17
10.	Assignment and Subletting.	19
11.	Landlord’s Right to Inspect and Repair.	20
12.	Landlord’s Right to Exhibit Premises.	20
13.	Signs.	20
14.	Landlord Not Liable.	20
15.	Force Majeure.	21
16.	Indemnification and Waiver of Liability.	22
17.	Subordination; Attornment.	22
18.	Condemnation.	24
19.	Bankruptcy or Insolvency of Tenant.	25
20.	Default by Tenant and Landlord’s Remedies.	27
21.	Tenant’s Trade Fixtures and Removal.	29
22.	Estoppel Certificates and Financial Information.	30
23.	Limitations on Landlord’s Liability.	31
24.	Security Deposit.	31
25.	Qualification to Do Business.	32
26.	Notices.	33
27.	Brokers.	34
28.	Tenant’s Right to Quiet Enjoyment.	34
29.	Miscellaneous.	34

INDUSTRIAL BUILDING LEASE

This Industrial Building Lease (the “Lease”) made as of August __, 2021 between INDUSTRY LANDING 1155 LLC, having an address at c/o Duna Real Estate Group, 77 Cornell Street, Kingston, New York 12401, referred to in this Lease as “Landlord”,

-and-

SOLARCOMMUNITIES, INC., having an address at 442 U.S. Route 2, Waterbury, Vermont 05676, referred to in this Lease as “Tenant.”

1.	Leased Premises.

Landlord leases to Tenant and Tenant hires from Landlord, in accordance with the provisions of this Lease, the land, together with the building and improvements thereon, located at 1155 Flatbush Road, Kingston, New York, more particularly described in Schedule A annexed to and made part of this Lease; the land, building and improvements being referred to in this Lease as the “Premises.” This Lease is made subject to such facts as an accurate survey may disclose, easements, rights of way and restrictions of record.

2.	Term.

(a)  Initial Term. The term of this Lease shall commence on the date on which a fully-executed counterpart of this Lease is delivered by Landlord to Tenant (the “Commencement Date”), and shall conclude on the last day of the sixty-third (63rd) calendar month after the calendar month in which the Commencement Date occurs (the “Expiration Date”) (the period between the Commencement Date and the Expiration Date, inclusive, the “Initial Term”).  If Landlord is unable to give possession of the Premises on the Commencement Date because of the holding-over or retention of possession of any tenant, undertenant or occupant; or if the Premises are located in a building being constructed, because such  building  has not been sufficiently completed  to make the Premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured; or for any other reason, then Landlord shall not be subject to any liability for failure to give possession on the Commencement Date, and the validity of the lease shall not be impaired under such circumstances,  nor shall the same be construed  in any wise to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for Landlord's  inability to obtain  possession) until after Landlord shall have given Tenant  written  notice that  Landlord is able to give Tenant possession of the Premises.  If permission is given to Tenant to enter into possession of the Premises, or to occupy areas other than the Premises prior to the Commencement Date, Tenant covenants and agrees that such occupancy shalt be deemed to be under all the terms, covenants, conditions and provisions of this lease, except as to the covenant to pay rent. The provisions of this clause are intended to constitute an “express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(b)   Renewal Term.

(i)    Option to Renew. Provided Tenant is not at the time notice is given or at the expiration of the initial term, in default of the terms and provisions of this Lease beyond the expiration of any applicable notice and/or cure periods, and that Tenant is in occupancy of the entire Premises at the expiration of the Initial Term, or the First Renewal Term (as that term is defined below), as applicable: (a) Tenant shall have the right and option, exercisable by giving written notice thereof at least twelve (12) months but not more than fifteen (15) months prior to the expiration of the Initial Term, to extend the term for one (1) period of five (5) years beginning on the day after the Expiration Date (the “First Renewal Term Commencement Date”) and ending on the day immediately preceding the fifth (5th) anniversary of the First Renewal Term Commencement Date (the “First Renewal Term Expiration Date”) (such period, the “First Renewal Term”); and (b) Tenant shall have the right and option, exercisable by giving written notice thereof at least twelve (12) months but not more than fifteen (15) months prior to the First Renewal Term Expiration Date, to extend the term for a second period of five (5) years beginning on the day after the First Renewal Term Expiration Date (the “Second Renewal Term Commencement Date”) and ending on the day immediately preceding the fifth (5th) anniversary of the Second Renewal Term Commencement Date (the “Second Renewal Term Expiration Date”) (such period, the “Second Renewal Term”). Upon the giving of such notice, this Lease shall automatically be extended for such five (5) year period and no instrument of extension need be executed but a party shall, upon the request of the other party, enter into such reasonable amendment or supplement to this Lease to evidence the extension. In the event that Tenant fails to give such notice to Landlord as herein provided, this Lease shall automatically terminate at the end of the then-current term and Tenant shall have no further right or option to extend this Lease. As used in this Lease, the word “Term” shall mean the Initial Term and the First Renewal Term and the Second Renewal Term, to the extent applicable.

(ii)  Terms of Renewal. The extended term shall be upon the same covenants, agreements, provisions, terms and conditions as the initial term, except that Tenant shall have no further options to renew or extend the term beyond those set forth above, and that Fixed Rent (as that term is defined below) during the First Renewal Term and Second Renewal Term shall be as set forth in Section 4(a) of this Lease.

(c)   Holding Over.  Should Tenant remain in possession of the Premises after the Expiration Date, or the First Renewal Term Expiration Date or the Second Renewal Term Expiration Date, as applicable, or sooner termination of the Term of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law (including, but not limited to, the right, but not the obligation, to treat Tenant as a month-to-month tenant at the Fixed  Annual Rent payable during the last month of this Lease plus all Additional Rent) and without in any manner limiting Landlord’s right to demonstrate and collect any damages suffered by Landlord and arising from Tenant’s failure to surrender the Demised Premises as provided herein, Tenant shall pay to Landlord for each month or portion of a month during which Tenant holds over in the Demised Premises after the Expiration Date or sooner termination of this Lease, a sum equal to two (2) times the aggregate of that portion of the Fixed Annual Rent and Additional Rent which was payable under this Lease during the last month of the term hereof.  Nothing herein contained shall be deemed to permit Tenant to retain possession of the Demised Premises after the Expiration Date or sooner termination of this Lease or to limit in any manner Landlord’s right to regain possession of the Demised Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 43.  Tenant agrees to indemnify and save Landlord harmless from all costs, claims, losses or liability resulting from delay by Tenant in surrendering the Demised Premises, including, without limitation, any claims made by any succeeding owner and/or tenant founded on such delay.

3.      Tenant’s Use of the Premises.

(a)   Use by Tenant and Certificate of Occupancy. Tenant shall use and occupy the Premises only as and for warehouse and distribution activities and general office activities, and training activities and assembly of pre-manufactured components (but not manufacturing of any kind) only, and for no other purpose. In the event a certificate of occupancy or its equivalent is required, Tenant shall, at Tenant’s own expense, apply for and obtain the same with respect to the Premises, based upon the use set forth above, from the appropriate authority, prior to taking occupancy under this Lease. Tenant shall deliver to Landlord a copy of the certificate of occupancy or its equivalent, and any other governmental license or permit relating to the Premises or Tenant’s occupancy and use of the Premises, promptly upon receiving it.

(b)   Prohibited Use. Tenant shall not occupy nor use all or any part of the Premises nor permit or suffer the Premises to be occupied or used for any purpose other than as provided for in this Lease, nor for any unlawful or disreputable purpose, nor for any extra hazardous purpose.

4.      Fixed Annual Rent, Additional Rent and Other Sums to Be Paid By Tenant.

(a)   Fixed Annual Rent. During the Term, Tenant shall pay Landlord the fixed annual rent (“Fixed Rent”) on the first day of each month, in advance, with the exception that the first monthly installment of Fixed Rent shall be paid upon execution and delivery of this Lease. The rent for any partial calendar month at the beginning or end of the term shall be pro-rated at one-twelfth (1/12th) of the then-applicable fixed annual rent and then further pro-rated based on a fraction, the numerator of which is the actual number of calendar days in that month that are within the term and the denominator of which is 30. All sums payable under this Lease shall be paid in United States Dollars.  Fixed Rent shall be payable at the following rates:

(i)
Subject to subsection (b) below, for the period beginning on the Commencement Date and ending on the last day of the twenty seventh (27th) calendar month after the calendar month in which the Commencement Date occurs, at the annual rate of $225,000.00 ($18,750.00 monthly);

(ii)	For the thirty six (36) month period thereafter, concluding on the Expiration Date, at the annual rate of $240,000.00 ($20,000.00 monthly);

(iii)	To the extent Tenant exercises its option to extend the Term for the First Renewal Term:

(A)
For the period beginning on the First Renewal Term Commencement Date and ending on the day immediately preceding the first anniversary of the First Renewal Term Commencement Date, at the annual rate of $246,000.00 ($20,500.00 monthly);

(B)	For the twelve (12) month period thereafter, at the annual rate of $252,150.00 ($21,012.50 monthly);

(C)	For the twelve (12) month period thereafter, at the annual rate of $258,453.75 ($21,537.81 monthly);

(D)	For the twelve (12) month period thereafter, at the annual rate of $264,915.09 ($22,076.26 monthly); and

(E)	For the twelve (12) month period thereafter, ending on the First Renewal Term Expiration Date, at the annual rate of $271,537.97 ($22,628.16 monthly).

(iv)	To the extent Tenant exercises its option to extend the Term for the Second Renewal Term:

(A)      The Fixed Rent during the Second Renewal Term as of the Second Renewal Term Commencement Date shall be the greater of: (i) 102.5% of the fully-escalated Fixed Annual Rent as of the First Renewal Term Expiration Date; or (ii) one hundred percent (100%) of the fair market rental rate for the Premises as of the Second Renewal Term Commencement Date, based on prevailing rentals and concessions then being charged to renewal tenants in the Building and in other comparable buildings in the general vicinity, for comparably improved space of equivalent quality, size and location to the Premises ((i) or (ii), the “Market Rate”).  The Market Rate shall be increased by 2.5% on each anniversary of the Second Renewal Term Commencement Date.

(B)         Within fifteen (15) days following Tenant’s exercise of the option to extend by the Second Renewal Term pursuant hereto, Landlord shall deliver written notice to Tenant specifying Landlord’s determination of the Market Rate (“Landlord’s Determination”).  Within fifteen (15) days following Tenant’s receipt of such Landlord’s notice specifying Landlord’s Determination of the Market Rate, Tenant shall deliver either: (i) written notice to Landlord agreeing with Landlord’s Determination of the Market Rate; or (ii) written notice to Landlord disagreeing with Landlord’s Determination and specifying Tenant’s determination of the Market Rate (“Tenant’s Determination”).  In the event Tenant so disagrees with Landlord’s Determination of the Market Rate, then Landlord and Tenant shall promptly meet and endeavor in good faith to reach agreement upon the Market Rate for the Renewal Term.  In the event Landlord and Tenant are unable to agree upon the Market Rate prior to one hundred (100) days before the commencement of the Renewal Term, Landlord and Tenant shall each appoint, by written notice delivered to the other prior to ninety (90) days before the commencement of the Renewal Term, a real estate appraiser who is a member of the American Institute of Real Estate Appraisers (or its equivalent) and who has significant current experience appraising office rental rates for commercial real property in the County of Ulster, to participate in the determination of the Market Rate.  The two appraisers so appointed shall be instructed to appoint, within twenty (20) days thereafter, a third appraiser who is similarly qualified.  If either Landlord or Tenant fails timely to appoint a qualified appraiser as provided above, then the determination of Market Rate to be made hereunder shall be made solely by such qualified appraiser as may have been appointed by the other party, and such determination of the Market Rate by such sole appraiser shall be binding upon both Landlord and Tenant.  If the two appraisers appointed by Landlord and Tenant cannot agree on the appointment of a third appraiser within the time period provided, either Landlord or Tenant may seek the appointment of the same by the Supreme Court of the State of New York, County of Ulster.  Such appraisers shall work together and share information in their efforts to determine and agree upon the Market Rate.  The Market Rate shall be determined in accordance with the procedure set forth in the following paragraph.

(C)        The role of the appraisers shall be to select from Landlord’s Determination and Tenant’s Determination which is closest to the actual Market Rate as determined by the appraisers.  The appraisers shall have no power to adopt a compromise or “middle ground” between the contended Market Rates submitted by the parties or to adopt any Market Rate other than the contended Market Rate submitted by the party which is closest to the appraisers’ determinations as to actual Market Rate (and if the difference between each of the contended Market Rates submitted by the parties and the Market Rate determined by the appraisers is the same, the average of Landlord’s Determination and Tenant’s Determination shall be adopted).  If the appraisers do not agree upon the actual Market Rate, then each appraiser shall determine which of Landlord’s Determination or Tenant’s Determination is closest to the actual Market Rate determined by such appraiser and the contended Market Rate so selected by at least two of the appraisers shall be the Market Rate.  The Market Rate as so determined by the appraisers as provided herein shall be binding upon both Landlord and Tenant as the Market Rate, which rate shall thereafter be payable throughout the Renewal Term commencing on the first day of the Renewal Term, as provided in the following paragraph.

(D)         Landlord and Tenant will use all reasonable diligence to cause their appointed appraisers to perform in good faith and in a timely manner in order to make the determination of the Market Rate on or before the commencement of the Renewal Term.  In the event such appraisers do not make such determination prior to the commencement of the Renewal Term, this Lease shall nevertheless continue in full force and effect until such determination is made, and Tenant shall pay as Base Rent during such period the amount paid by Tenant as of the Termination Date.  Upon the determination by such appraisers of the Market Rate, the deficiency or excess (if any) in the amount paid to Landlord by Tenant as provided above below the Fixed Annual Rent as so determined hereunder applicable to the period from the commencement of the Second Renewal Term to the date on which the Market Rate was so determined shall be paid by Tenant to Landlord, in the event of a deficiency (and by Landlord to Tenant in the amount of any excess) not later than ninety (90) days after the date on which the Market Rate is established.  The payment by Tenant of Fixed Annual Rent in the amount of the Market Rate as so determined shall commence on the first day of the month following the date of such determination (but not earlier than the Second Renewal Term Commencement Date), and in addition to such monthly installments of Fixed Annual Rent, Tenant shall pay to Landlord the deficiency, if any, in the amount earlier paid by Tenant as Fixed Annual Rent in relation to the amount ultimately determined hereunder as the Market Rate.  Landlord and Tenant shall each bear the costs and fees of the appraiser appointed by each of them and shall share equally the cost of the third appraiser.

(b)  Fixed Rent Allowance. Provided Tenant is not then, and has not been, in default under the terms, covenants and conditions of this Lease beyond any applicable grace periods, Tenant shall have the right to use and occupy the Premises free of Fixed Rent (the "Fixed Rent Allowance") for four (4) months beginning on the Commencement Date, provided that Tenant shall pay all other payments and charges otherwise due hereunder.  Except for the Fixed Rent Allowance as herein provided, Tenant shall use and occupy the Demised Premises pursuant to all of the other terms, covenants and conditions of this Lease.  It is understood and agreed that the Fixed Rent Allowance is given by Landlord in consideration of Tenant's paying when due all rents under this Lease, and otherwise complying with the terms hereof, and that in the event of any uncured monetary default by Tenant under this Lease which results in the early termination hereof,  the unamortized portion of the Fixed Rent Allowance given pursuant to this paragraph shall become immediately due and payable to Landlord as Additional Rent under this Lease, provided that, on the First Renewal Term Commencement Date, and each anniversary thereof, the portion of the Fixed Rent Allowance for which Tenant is liable shall be recomputed by subtracting one-quarter (1/4) of the Fixed Rent Allowance and recalculating the amortization based upon the remaining portion of the Fixed Rent Allowance.  In the event that such uncured monetary default occurs prior to the conclusion of the period during which the Fixed Rent Allowance is in effect, Tenant shall not be entitled to the Fixed Rent Allowance for the period after the occurrence of such default.

(c)   Additional Rent Based upon Real Estate Taxes.   “Taxes” shall mean governmental levies, municipal taxes, county taxes, school taxes or any other governmental or quasi-governmental (including business improvement district) charges, general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind or nature whatsoever, which are or may be assessed, levied or imposed upon all or any part of the Premises.  If, due to a future change in the method of taxation or in the taxing authority, a new or additional real estate tax, or a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord, and/or the Premises, or in substitution in whole or in part for any tax which would constitute "Taxes", or in lieu of additional Taxes, such tax or imposition shall be deemed for the purposes hereof to be included within the term "Taxes."  As additional rent, Tenant shall pay Landlord the Taxes, on the first (1st) day of each month, in advance, in a sum equal to 1/12th of the annual Taxes due and payable for the then-calendar year. If at a time a payment is required the amount of the Taxes for the then-calendar year shall not be known, Tenant shall pay Landlord, as additional rent, 1/12th of the Taxes for the preceding calendar year; and upon ascertaining the Taxes for the current calendar year, Tenant shall pay Landlord any difference upon demand, or if Tenant shall be entitled to a credit, Landlord shall credit the excess against the next monthly installment(s) of additional rent falling due. Additional rent based upon Taxes payable for the first and last years of the Term shall be adjusted and pro rated by the same method set forth in paragraph 4(a) above, so that Landlord shall be responsible for Landlord’s pro rated share for the period prior to and subsequent to the Term and Tenant shall pay Landlord its pro rated share for the Term. Provided this Lease has not been previously cancelled or terminated, and there shall be no Event of Default or an event that with the giving of notice or the lapse of time, or both, would constitute an Event of Default, then Tenant shall have the right to contest the amount or validity of any Taxes assessed and levied against the Premises during the Term, or to seek a reduction in the valuation of the building on the Premises assessed for real estate tax purposes, by appropriate proceedings diligently conducted in good faith (the “Tax Appeal”), but only after payment of such Taxes. Except as set forth below, Landlord shall not be required to join in any Tax Appeal. If required by law, Landlord shall, upon written request of Tenant, join in the Tax Appeal or permit the Tax Appeal to be brought in Landlord’s name, and Landlord shall reasonably cooperate with Tenant, at the cost and expense of Tenant. Tenant shall pay any increase that may result in Taxes as a consequence of the Tax Appeal, which payment obligations shall survive the expiration or earlier termination of this Lease.  Notwithstanding anything to the contrary contained in this Section, Tenant, at its option, may pay Taxes directly to the collecting authority, provided that: (i) Tenant pays any installment of Taxes not later than ten (10) days prior to the due date thereof; (ii) Tenant providing proof of such payment to Landlord within three (3) business days of making payment; (iii) Tenant being responsible for all interest, late fees and/or charges arising from late payment; and (iv) Tenant reimbursing Landlord for any installment of Taxes paid by Landlord, including all interest, late fees and/or charges, to the extent Tenant does not make payment in accordance with the terms and provisions of this Section.  Upon notice to Tenant that Landlord’s lender, at any time, requires escrows of Taxes in connection with any mortgage, Tenant shall have no further right to pay Taxes directly to the collecting authority, and shall make payment to Landlord as otherwise set forth in this Section.

(d)   Additional Rent Based Upon Other Sums. Tenant shall pay Landlord, as additional rent, all other sums of money on Tenant’s part to be paid pursuant to the terms, covenants and conditions of this Lease.

(e)   Additional Rent Based Upon Reimbursement to Landlord. If Tenant shall fail to comply with or to perform any of the terms, conditions and covenants of this Lease, Landlord may (but with no obligation to do so) carry out and perform such terms, conditions and covenants, at the expense of Tenant, which expense shall be payable by Tenant, as additional rent, upon the demand of Landlord, together with interest at the prime rate per annum for money center banks as then most-recently published in The Wall Street Journal (or, if The Wall Street Journal is no longer published, in some comparable listing chosen by Landlord), plus five (5%) percent (the “Prime Rate”), which interest shall accrue from the date of Tenant’s failure to perform.

(f)   Additional Rent Based Upon Late Payment. If Tenant defaults for more than five (5) days in the payment of any monthly installment of any rent required of Tenant under this Lease, or if Tenant, within five (5) days after demand from Landlord, fails to reimburse Landlord for any expenses incurred by Landlord pursuant to this Lease, together with any interest due under the terms of this Lease, then Tenant shall pay Landlord, as additional rent, a late charge of five (5%) percent of the rent or expense.

(g)  Additional Rent Based Upon Taxes Based on Rent. If at any time during the term of this Lease a tax or charge shall be imposed by the State, county or municipality in which the Premises is located, pursuant to any future law, which tax or charge shall be based upon the rent due or paid by Tenant to Landlord, then Tenant shall pay Landlord, as additional rent, such tax or charge. The foregoing shall not require payment by Tenant of any income taxes assessed against Landlord or of any capital levy, franchise, estate, succession, inheritance or transfer tax due from Landlord.

(h)   Carbon Taxes. Should any tax or charge be imposed by any government on fuel consumption, energy usage, energy efficiency, emissions or any similar matter, whether called a “carbon tax” or otherwise, then Tenant shall pay such tax or charge during the term on a timely basis. Landlord shall determine whether such tax shall be paid by Tenant to Landlord or directly by Tenant to the appropriate governmental agency, and Tenant shall abide by Landlord’s determination. If payment is made directly to the appropriate governmental agency, Tenant shall promptly provide Landlord with evidence of each such payment.

(i)    Net Lease, No Setoff and Application; Evidence.

(i)   Net Lease. It is the intention of the parties that this Lease is a “triple net lease” and Landlord shall receive the Fixed Rent, additional rent and other sums required of Tenant under this Lease, undiminished from all costs, expenses and obligations of every kind relating to the Premises, which shall arise or become due during the Lease term, all of which shall be paid by Tenant.

(ii)   No Setoff. Tenant shall pay Landlord all rent required of Tenant under this Lease without abatement, deduction or setoff, and irrespective of any claim Tenant may have against Landlord; and this covenant shall be deemed independent of any other terms, conditions or covenants of this Lease.

(iii)  No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than the full rent required of Tenant under this Lease shall be deemed anything other than a payment on account of the earliest rent due from Tenant under this Lease. No endorsements or statements on any check or any letter accompanying any check or payment of rent shall be deemed an accord and satisfaction of Landlord. Landlord may accept any check for payment from Tenant without prejudice to Landlord’s right to recover the balance of the rent due from Tenant, or to pursue any other right or remedy provided under this Lease or by Legal Requirements (as defined below).

(iv) Evidence. Landlord shall provide written evidence of any Additional Rent stating  in reasonable detail the vendor, the item or service provided, the date provided and the status of payment.  Tenant shall have fifteen (15) business days from its receipt of any Additional Rent statement to notify Landlord, by certified mail, return receipt requested, or overnight courier, that it disputes the correctness of such statement.  After the expiration of such fifteen (15) business day period, such statement shall be binding and conclusive upon Tenant.  If Tenant disputes the correctness of any such statement Tenant shall, as a condition precedent to its right to contest such correctness, make payment of the Additional Rent billed, without prejudice to its position.  If such dispute is finally determined in Tenant’s favor, Landlord shall refund to Tenant the amount overpaid.  If Tenant has timely notified Landlord of its dispute of the correctness of any Additional Rent statement as set forth in this paragraph, and has made payment of such disputed amount of Additional Rent, and provided no Event of Default shall have occurred and be continuing, Tenant may audit Landlord’s records and books concerning the disputed amount of Additional Rent subject to the following conditions (and Landlord hereby agrees to maintain the records for same): (A) the audit occurs during Landlord’s normal business hours and in Landlord’s principal offices upon at least ten (10) days advance written notice ; (B) Tenant may only audit said records and books once during each calendar year; (C) the audit of a Lease year’s books and records must be conducted and completed within twelve (12) months after receipt of the disputed Additional Rent statement; (D) Tenant gives Landlord a copy of the auditor’s report; (E) Tenant keeps the results of such audit and Landlord’s books and records strictly confidential except that it may share such results with its legal, financial and accounting advisors and in any legal action arising from such audit; (F) the audit must be conducted by an accountant experienced in conducting such audits; and (G) the auditor shall not be retained on a contingency basis, i.e., the auditor’s fee shall not be based upon the results of the audit.  If the audit determines that Landlord overcharged Tenant for the disputed Additional Rent by more than fifteen (15%) percent than the actual amount of Additional Rent for which Tenant was obligated to pay, then Landlord shall reimburse Tenant for the cost of the audit within thirty (30) days, provided, however, that Landlord shall not be required to reimburse Tenant for any audit costs which equal an amount greater than the amount of excess Additional Rent Landlord is required to reimburse Tenant.

(j)  Place of Payment of Rent. The rent shall be paid by Tenant to Landlord at such place as Landlord may notify Tenant from time to time.

(k)  “Rent” Defined. All Fixed Rent, additional rent, and any other sums and charges payable by Tenant under this Lease, are collectively “rent” for all purposes and the nonpayment of any of them shall be of equal importance.  Landlord shall have all remedies available against Tenant for the nonpayment of additional rent and other sums and charges as available against Tenant for the nonpayment of Fixed Rent.

(l)   Certain Contingencies. To the extent the office tenant occupying approximately 5,000 rentable square feet of the Premises as indicated on Exhibit “A” does not vacate prior to October 31, 2021, Tenant shall be entitled to a credit against Fixed Rent of $5,000.00 for each month in which such portion of the Premises is occupied by the existing office tenant, subject to proration for any partial month, and all additional rent obligations (except those set forth in Subsection (f) of this Section), shall be reduced to the rate of 83% thereof for the period the existing office tenant continues to occupy such portion of the Premises.

5.      Condition, Repair, Replacement and Maintenance of the Premises.

(a)  Condition of the Premises. Tenant acknowledges examining the Premises prior to the execution of this Lease, that Tenant is fully familiar with the condition of the Premises and that Tenant accepts the Premises “as-is” and without any obligation on the part of Landlord to perform or pay for any improvements or alterations except as may be expressly set forth in this Lease. Tenant enters into this Lease without any representations or warranties on the part of Landlord, express or implied, as to the condition of the Premises, including, but not limited to, the cost of operations and the condition of its fixtures, improvements and systems.  Notwithstanding the foregoing, Landlord agrees to deliver the Premises to Tenant with all mechanical, water and septic, electrical and overhead door systems in working order on the Commencement Date.

(b)    Tenant’s Obligations.

(i)   Tenant’s Maintenance. Tenant shall, at Tenant’s own expense, maintain, keep in good condition, the Premises, including, without limitation, the exterior of the building on the Premises (including, but not limited to, the roof, roof system, windows and doors) and interior of the building on the Premises (including, but not limited to, the plumbing system, the sprinkler system, if any, the heating system, the air conditioning system, if any, the electric system and any other system of the building on the Premises), and the driveways, parking areas, shrubbery and lawn on the Premises, and at the expiration or other sooner termination of the Lease term, deliver them up in good order and condition and broom clean; provided that Landlord shall be responsible for major/capital repairs to the structural elements of the Premises and the systems therein and/or serving the Premises (e.g., the well).  For purposes of this Lease, “major/capital repairs” shall be those repairs made to a single component of the Premises which, in a single repair or series of related repairs, costs more than $4,100.00.

(ii)   Damage Caused by Tenant. Notwithstanding any contrary provisions set forth in this Lease, any damage to the Premises, including, but not limited to, the building or its systems, or the improvements, caused by Tenant or a Tenant Representative (as defined below), shall be promptly repaired or replaced to its former condition by Tenant, as required by Landlord, at Tenant’s own expense. The term “Tenant Representative” shall mean any shareholder, officer, director, member, partner, employee, agent, licensee, assignee, sublessee or invitee of Tenant, or any third party other than Landlord.

(iii)  Tenant to Keep Premises Clean. In addition to the foregoing, and not in limitation of it, Tenant shall also, at Tenant’s own expense, undertake all replacement of all plate glass and light bulbs, fluorescent tubes and ballasts, and decorating, redecorating and cleaning of the interior of the Premises, and shall keep and maintain the Premises in a clean condition, free from debris, trash, refuse, snow and ice.

(iv)  Tenant’s Negative Covenants. Tenant shall not injure, deface, permit waste nor otherwise harm any part of the Premises, permit any nuisance at the Premises, permit the emission of any objectionable noise or odor from the Premises, place a load on the floor on the Premises exceeding the floor load per square foot the floor was designed to carry, or install, operate or maintain any electrical equipment in the Premises that shall not bear an underwriters approval.

(v)  Maintenance/Service Contract. Tenant shall, at Tenant’s own expense, enter into a maintenance/service contract with Trane Technologies that shall provide for regularly scheduled servicing of all hot water, heating, ventilation and air conditioning systems and equipment in the Premises. The maintenance contractor and the maintenance/service contract shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld. The maintenance/service contract shall include, without limitation, all servicing suggested by the manufacturer within the operations/maintenance manual pertaining to such system and/or equipment, and shall be effective (and a copy thereof delivered to Landlord) no later than thirty (30) days after the commencement date of this Lease.

(vi) Services and Utilities. Tenant shall, at Tenant’s own expense, obtain all utility services supplying the Premises, including but not limited to electricity, water, sewer, standby water for sprinkler, gas, telephone and all other utilities and other communication services, in its own name, effective as of the commencement of this Lease, and shall pay the cost directly to the applicable utility, including any fine, penalty, interest or cost that may be added thereto for non-payment thereof.  In the event Tenant fails to establish its own utility accounts prior to the Commencement Date, and Landlord is charged for any utility service to the Premises, Tenant agrees to pay such charges to Landlord as additional rent on demand.  Landlord shall have no obligation whatsoever to provide any services or utilities to Tenant and/or the Premises except to the extent expressly set forth in this Lease.

6.     Insurance.

(a)   Insurance Coverage. Tenant shall, during the lease term, at Tenant’s own expense, obtain and keep in force the following insurance:

(i)    Intentionally Omitted.

(ii)   Sprinkler Insurance. If sprinklers are installed in the Premises, Tenant shall obtain sprinkler leakage insurance in an amount equal to at least ten percent (10%) of the amount of insurance required to be carried by Tenant pursuant to subparagraph (i) above. This insurance may be included as a part of the All-Risk Insurance policy. This insurance shall (A) name only Landlord and Landlord’s mortgagees, if any, as their respective interests may appear; (B) provide that no act of Tenant shall impede the right of Landlord or Landlord’s mortgagees, if any, to receive and collect the insurance proceeds; and (C) provide that the right of Landlord and Landlord’s mortgagees, if any, to the insurance proceeds shall not be diminished because of any insurance carried by Tenant for Tenant’s own account.

(iii) Liability Insurance. Comprehensive general liability insurance coverage (either primary and/or umbrella policies), which shall include personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, contractual liability and products and completed operations liability, in limits not less than $1,000,000.00 per occurrence/$2,000,000.00 in the aggregate, subject to reasonable increase from time to time as Landlord may determine. This insurance shall insure Landlord and “Landlord’s Indemnitees” (as defined below) and Tenant, and such other parties as Landlord may designate, naming each as the insured on a primary, non-contributory basis. Notwithstanding any contrary provisions contained in this paragraph, if any liability insurance policy excludes coverage of any claim made by one insured against another, or any action or suit filed by one insured against another, then Tenant shall deliver to Landlord a separate liability insurance policy that insures only Landlord and Landlord’s Indemnitees and such other parties as Landlord may designate in accordance with the provisions of this paragraph, and a certificate of insurance evidencing a separate liability insurance policy insuring Tenant in accordance with the provisions of this paragraph. The term “Landlord’s Indemnitees” shall mean Landlord’s affiliates, mortgagees, if any, and their respective officers, shareholders, directors, employees, agents and representatives, as well as the officers, shareholders, directors, employees, agents and representatives of Landlord.

(iv)  Worker’s Compensation and Employer’s Liability Insurance. Worker’s Compensation and Employer’s Liability insurance in a form and in an amount as required to comply with State law and that shall contain a waiver of subrogation against Landlord.

(v)  Additional Insurance. Any other form or forms of insurance as Landlord or Landlord’s mortgagees may reasonably require from time to time, in form and amounts, and for insurance risks against which a prudent tenant of a comparable size and in a comparable business would protect itself.

(b)  Insurance Requirements Generally. All policies shall be taken out with insurers that are acceptable to Landlord and in form satisfactory to Landlord. Tenant agrees that certificates of insurance, or, if required by Landlord or the mortgagees of Landlord, certified copies of each such insurance policy, will be delivered to Landlord as soon as practicable after the placing of the required insurance. Tenant shall, contemporaneously with the execution of this Lease, provide Landlord with a certificate of insurance as written evidence of the insurance in force, and renewals thereof shall be delivered to Landlord at least thirty (30) days prior to the expiration of the respective policy terms. All policies shall contain an undertaking by the insurers to notify Landlord and the mortgagees of Landlord in writing not less than thirty (30) days before any material change, reduction in coverage, cancellation, or other termination thereof.

(c)   Waiver of Subrogation. To the extent that the parties may legally so agree, neither Landlord nor Tenant shall be liable by way of subrogation or otherwise to the other party, or to any insurance company insuring the other party for any loss or damage to any of the property of Landlord or Tenant, as the case may be, which loss or damage is covered by any insurance policies carried by the parties and in force at the time of any such damage, even though such loss or damage might have been occasioned by the negligence of Landlord or Tenant, and the party hereto sustaining such loss or damage so protected by insurance waives its rights, if any, of recovery against the other party hereto to the extent and amount that such loss is covered by such insurance. This release shall be in effect only so long as the applicable insurance policies shall contain a clause or endorsement to the effect that the aforementioned waiver shall not affect the right of the insured to recover under such policies; Tenant shall use its best efforts (including payment of any additional premium) to have its insurance policies contain the standard waiver of subrogation clause. In the event Tenant’s insurance carrier declines to include in such carrier’s policy the standard waiver of subrogation clause, Tenant shall promptly notify Landlord in writing.

7.      Compliance with Laws and Insurance Requirements.

(a)   General Compliance with Laws and Legal Requirements. Landlord is delivering possession of the Premises to Tenant in the Premises’ “as is, where is” condition, without any representation or warranty about the Premises. Tenant shall, at Tenant’s own expense, promptly comply with: (i) each and every federal, State, county and municipal statute, ordinance, code, rule, regulation, order, directive or requirement, currently or hereafter existing, including, but not limited to, the Americans with Disabilities Act of 1990 and all environmental laws, together with all amending and successor federal, State, county and municipal statutes, ordinances, codes, rules, regulations, orders, directives or requirements, and the common law, regardless of whether such laws are foreseen or unforeseen, ordinary or extraordinary, applicable to the Premises, Tenant, Tenant’s use of or operations at the Premises, or all of them (the “Legal Requirements”); (ii) the requirements of any regulatory insurance body; or (iii) the requirements of any insurance carrier insuring the Premises; regardless of whether compliance (X) results from any condition, event or circumstance existing on or after the commencement of the Lease term, (Y) interferes with Tenant’s use or enjoyment of the Premises, or (Z) requires structural or non-structural repairs or replacements. The failure to mention any specific statute, ordinance, rule, code, regulation, order, directive or requirement shall not be construed to mean that Tenant was not intended to comply with such statute, ordinance, rule, code, regulation, order, directive or requirement.  Notwithstanding anything to the contrary contained in this paragraph 7(a), Tenant shall not be responsible for monetary fines or curing violations arising from any of the foregoing arising from events or conditions that occurred or arose prior to the Commencement Date of the Lease, but nothing in this sentence shall be construed as excusing Tenant from otherwise complying with all Legal Requirements.

(b)   Environmental Law.

(i)    Transaction Triggered Environmental Law. Tenant shall, at Tenant’s own expense, comply with any transaction triggered environmental law requiring Tenant to file statements, forms, reports or other documentation with any governmental body (including, without limitation, a law whose applicability is triggered upon sale of the Premises, a cessation of operations at the Premises, a corporate reorganization, or other commercial transaction), the regulations promulgated thereunder, and any amending and successor legislation and regulations now or hereafter existing in the State in which the Premises are located (the “Cleanup Law”). Tenant shall, at Tenant’s own expense, make all submissions to, provide all information to and comply with all requirements of, the applicable environmental protection or conservation agency enforcing the Cleanup Law. Tenant’s obligations under this subparagraph shall arise if any action or omission by Landlord or Tenant triggers the applicability of the Cleanup Law.  Nothing in this paragraph shall require Tenant to remediate any pre-existing environmental condition at the Premises, and Tenant’s obligations with respect to remediation of environmental conditions shall be governed by the remaining paragraphs of this Section.

(ii)  Information to Landlord. At no expense to Landlord, Tenant shall promptly provide all information and sign all documents requested by Landlord with respect to compliance with Legal Requirements; however, this shall not in any way be deemed to impose upon Landlord any obligation to comply with any Legal Requirements. In addition, Tenant shall promptly notify Landlord of any environmental condition of which Tenant has knowledge, which may exist in, on, under or about, or may be migrating from or onto the Premises.

(iii) Landlord Access. Tenant shall permit Landlord and its representatives access to the Premises from time to time upon at least 48 hours’ prior notice (which may be by email to luke@suncommon.com) to conduct an environmental assessment, investigation and sampling of the Premises, at Landlord’s expense.

(iv)  Environmental Audit Required of Tenant. Landlord shall have the right, from time to time, during the Lease term, and in the event Landlord in good faith believes there to be Contaminants (as defined below) Discharged (as defined below) during the Lease term at the Premises, to require that Tenant hire, and in such event Tenant shall, at Tenant’s own expense, hire an environmental consultant satisfactory to Landlord to undertake sampling at the Premises sufficient to determine whether Contaminants (as defined below) have been Discharged (as defined below) during the Lease term.  In the event that the sampling reveals that Contaminants (as defined below) were not Discharged (as that term is defined below), then Landlord shall reimburse Tenant for the actual cost paid by Tenant for the sampling.

(v)   No Installation of Tanks. Tenant shall not install any underground or above ground storage tanks at the Premises without the prior written consent of Landlord, and upon demand of Landlord, shall, prior to the expiration or sooner termination of the Lease term, remove, at Tenant’s own expense, all underground or above ground tanks installed at the Premises during the Lease term, and in so doing, Tenant shall comply with all closure requirements and other Legal Requirements.

(vi)  Tenant Remediation. Should any assessment, investigation or sampling undertaken during the Term reveal the existence of any Contaminants in, on, under, or about, or migrating from or onto the Premises as a result of a Discharge during the Lease term, then, in addition to such event constituting an Event of Default under this Lease, and Landlord having all rights available to Landlord under this Lease and by law by reason of such Event of Default, Tenant shall, at Tenant’s own expense, in accordance with all Legal Requirements, undertake all action required by Landlord and any Governmental Authority (as defined below), including, but not limited to, promptly obtaining and delivering to Landlord an unconditional written determination by the applicable environmental protection or conservation agency that there are no Discharged Contaminants present at the Premises originating during the term of this Lease or at any other site to which a Discharge originating at the Premises migrated during the term of this Lease, or that any Discharged Contaminants present at the Premises originating during the term of this Lease or that have migrated from the Premises during the term of this Lease have been remediated in accordance with all applicable requirements (“No Further Action Letter”). In no event shall any of Tenant’s remedial action involve engineering or institutional controls, a groundwater classification exception area or well restriction area. Promptly upon completion of all required investigatory and remedial activities, Tenant shall, at Tenant’s own expense, and to Landlord’s satisfaction, restore the affected areas of the Premises from any damage or condition caused by the investigatory or remedial work.

(vii) Hold-Over Tenancy. If prior to the expiration or earlier termination of the Lease term, Tenant fails to remediate all Contaminants pursuant to subparagraph (vi) above and deliver to Landlord a No Further Action Letter, then upon the expiration or earlier termination of the Lease term, Landlord shall have the option either to consider this Lease as having ended or treat Tenant as a hold-over tenant in possession of the Premises. If Landlord considers this Lease as having ended, then Tenant shall nevertheless be obligated to promptly obtain and deliver to Landlord the No Further Action Letter and otherwise fulfill all of the obligations of Tenant set forth in this paragraph 7. If Landlord treats Tenant as a hold-over tenant in possession of the Premises, then Tenant shall pay, monthly to Landlord, on the first day of each month, in advance, the fixed annual rent that Tenant would otherwise have paid under this Lease during the final scheduled year of the Lease term until such time as Tenant delivers to Landlord the No Further Action Letter and otherwise fulfills its obligations to Landlord under this paragraph 7, provided that, if the hold-over period pursuant to this paragraph continues for more than six (6) months, and the reason for such continuation is other than awaiting the issuance of the No Further Action Letter alone, then Tenant shall thereafter pay rent at double the fixed annual rent that Tenant would otherwise have paid under this Lease during the final scheduled year of the Lease term until such time and during the hold-over period all other terms of this Lease shall remain in full force and effect.

(viii) Permits. Tenant shall not commence or alter any operations at the Premises prior to: (A) obtaining all permits, registrations, licenses, certificates and approvals from all Governmental Authorities required pursuant to any Legal Requirements; and (B) delivering a copy of each permit, registration, license, certificate and approval to Landlord, together with a copy of the application upon which such permit, registration, license, certificate and approval is based.

(ix)  Environmental Documents. During the term of this Lease, and subsequently, promptly upon receipt by Tenant or a Tenant Representative, Tenant shall deliver to Landlord all environmental documentation concerning the Premises or its environs in the possession or under the control of Tenant, including but not limited to plans, reports, correspondence and submissions, concerning or generated by or on behalf of Tenant with respect to the Premises, whether during or after the Lease term, and whether currently or hereafter existing.  During the term of this Lease, and subsequently, promptly upon receipt by Landlord, Landlord shall deliver to Tenant all reports generated as a result of environmental investigations performed by or on behalf of Landlord pursuant to subsection (iv) of this Section, and any notices received by Landlord of any alleged Discharge (as that term is defined below) of, or the presence of Contaminants (as that term is defined below)  at the Premises.

(x)   Attendance at Meetings. Tenant shall notify Landlord in advance of all meetings scheduled between Tenant or Tenant’s Representatives and any Governmental Authority pertaining to the Premises, and Landlord and Landlord’s agents, representatives and employees, including, but not limited to, legal counsel and environmental consultants and engineers, shall have the right, without the obligation, to attend and participate in all such meetings.

(xi)  Landlord’s Right to Perform Tenant’s Obligations. Notwithstanding anything to the contrary set forth in this Lease, in the event, pursuant to this Lease, Tenant is required to undertake any sampling, assessment, investigation or remediation with respect to the Premises, then, at Landlord’s discretion, Landlord shall have the right (but without any obligation to do so), upon notice to Tenant, from time to time, to perform such activities at Tenant’s expense, and all sums incurred by Landlord shall be paid by Tenant, as additional rent, upon demand, together with interest at the Prime Rate, accruing from the date of Landlord’s demand.

(xii) Interpretation and Definitions.

(A) Interpretation. The obligations imposed upon Tenant under this subparagraph (b) are in addition to and are not intended to limit, but to expand upon, the obligations imposed upon Tenant under subparagraph (a).

(B) Contaminants. The term “Contaminants” shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Water Pollution and Control Act, 33 U.S.C. § 1251 et seq.; analogous State laws; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other federal, State, county or municipal environmental statute, ordinance, code, rule, regulation, order, directive or requirement, including, without limitation, radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives. Where a statute, ordinance, code, rule, regulation, order, directive or requirement defines any of these terms more broadly than another, the broader definition shall apply.

(C) Discharge. The term “Discharge” shall mean the releasing, spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying or dumping of Contaminants at, into, onto or migrating from or onto the Premises, regardless whether the result of an intentional or unintentional action or omission.

(D) Governmental Authority/Governmental Authorities. The term “Governmental Authority” or “Governmental Authorities” shall mean the federal, State, county or municipal government with jurisdiction over the Premises, or any department, agency, bureau or other similar type body obtaining authority therefrom, or created pursuant to any Legal Requirements.

(c)   Survival. This paragraph 7 shall survive the expiration or earlier termination of this Lease for a period that is the greater of: (i) six (6) years; or (ii) the limitations period for enforcement set forth in any Legal Requirement applicable to Tenant’s obligations under this paragraph 7. Without limiting any other remedy available to Landlord under this Lease or by Legal Requirements, Tenant’s failure to abide by the terms of this paragraph 7 shall be restrainable or enforceable, as the case may be, by injunction.

8.      Alterations, Additions and Improvements.

 No alterations, additions or improvements shall be made by Tenant to the building and improvements on the Premises, nor to any air conditioning system, heating system, plumbing system, electrical system, nor shall antennas or fixtures be installed in or on the building or improvements to the Premises, without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in Landlord’s reasonable discretion. Subject to Section 21, all alterations, additions or improvements and systems installed in or attached to the Premises by Tenant shall, at the option of Landlord, upon the expiration or earlier termination of this Lease, belong to and become the property of Landlord without any payment from Landlord and if such option is exercised, shall be surrendered by Tenant in good order and condition as part of the Premises upon the expiration or sooner termination of the Lease term. At Landlord’s request, Tenant shall restore the Premises to the condition it was in prior to Tenant’s occupancy, normal wear and tear excepted, such restoration to be completed on or before the expiration of the Lease term, at Tenant’s own expense. Tenant shall not use or penetrate the roof of the building on the Premises for any purpose whatsoever without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in Landlord’s sole and absolute discretion. All alterations, additions or improvements consented to by Landlord shall be performed by Tenant in a good and workmanlike manner, in compliance with all Legal Requirements.  Tenant shall reimburse Landlord, upon demand, for any actual out-of-pocket costs, expenses or disbursements incurred by Landlord, including reasonable counsel fees, in connection with any request by Tenant for consent pursuant to this Section, whether or not Landlord grants consent.

9.     Fire and Other Casualty Affecting the Premises.

(a)  Notice of Casualty by Tenant. If the improvements situated upon the Premises shall be damaged or destroyed by any peril, including, but not limited to, fire, wind storm or other casualty (each such occurrence, a “Casualty”) at any time, whether covered by insurance to be provided by Tenant under this Lease or not, Tenant shall give prompt notice thereof to Landlord and this Lease shall continue in full force and effect.

(b)   Restoration After Partial Damage. If the Premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by and at the expense of Landlord and the rent and other items of additional rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the Premises which is usable.

(c)  Total Damage or Inability to Use. If the Premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent and other items of additional rent as hereinafter expressly provided shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the Premises shall have been repaired and restored by Landlord (or sooner reoccupied in part by Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Landlord's right to elect not to restore the same as hereinafter provided.

(d)  Restoration Upon Total Damage or Inability to Use. If the Premises are rendered wholly unusable or (whether or not the Premises are damaged in whole or in part) if the Premises shall be so damaged that Landlord shall decide to demolish it or to rebuild it, then, in any of such events, Landlord may elect to terminate this lease by written notice to Tenant given within 90 days after such fire or casualty or 30 days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which date shall not be more than 60 days after the giving of such notice, and upon the date specified in such notice the term of this lease shall expire as fully and completely as if such date were the date set forth above for the termination of this lease and Tenant shall forthwith quit, surrender and vacate the Premises without prejudice however, to Landlord's rights and remedies against Tenant under the lease provisions in effect prior to such termination, and, subject to abatement as set forth in Section 9(c) above, any rent owing shall be paid up to such date and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant.  Unless Landlord shall serve a termination notice as provided for herein, Landlord shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Landlord's control.  After any such casualty, Tenant shall cooperate with Landlord's restoration by removing from the premises as promptly as reasonably possible, all of Tenant's salvageable inventory and moveable equipment, furniture, and other property.  Upon Tenant’s request, Landlord shall provide Tenant with updates, but not more than once each calendar month during the restoration as to the status and projected substantial completion date.  Such updates  may be sent my email to luke@suncommon.com.  Tenant's liability for rent shall resume five (5) days after written notice from Landlord that the Premises are substantially ready for Tenant's occupancy. In the event Landlord fails to complete restoration of the Premises within one (1) year following the date of the casualty, or, if the casualty occurs in the final year of the lease term, Tenant may terminate this Lease on notice to Landlord, and the Lease shall terminate as of the date Tenant delivers such notice to Landlord.

(e)  Tenant’s Liability not Excused; Insurance Proceeds. Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty.  Notwithstanding the foregoing, including Landlord's obligation to restore under subparagraph (b) above, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery with respect to subparagraphs (b), (d) and (e) above, against the other or any one claiming through or under each of them by way of subrogation or otherwise.  The release and waiver herein referred to shall be deemed to include any loss or damage to the Demised Premises and/or to any personal property, equipment, trade fixtures, goods and merchandise located therein.  The foregoing release and waiver shall be in force only if both releasors' insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance.   If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such premium within ten days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation.  Tenant acknowledges that Landlord will not carry insurance on Tenant's furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant and agrees that Landlord will not be obligated to repair any damage thereto or replace the same.

(f) Statutory Risk of Loss.  Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof.

10.   Assignment and Subletting.

(a)  Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, sublet, or otherwise transfer all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s commercially reasonable discretion. Any attempted assignment, subletting, mortgage, transfer or encumbrance without such consent shall be void as against Landlord, and shall constitute an Event of Default by Tenant under this Lease. In no event whatsoever shall Tenant mortgage or encumber its interest in this Lease and in no event whatsoever shall Tenant assign this Lease in part. Any direct or indirect assignment, transfer or sale of ownership rights in Tenant shall be deemed an assignment in violation of this Lease. In the event of an assignment of this Lease, Tenant shall deliver to Landlord a duplicate original of the assignment by the assignor Tenant of this Lease and the assumption by the assignee Tenant of Tenant’s obligations under this Lease. In the event of a sublease, Tenant shall deliver to Landlord a duplicate original of the sublease. No assignment or sublease, whether made with or without Landlord’s consent, or the need under this subparagraph to obtain Landlord’s consent, shall in any way release the assigning or sublessor Tenant from any obligation or liability hereunder and, in the event of an assignment, the assignor-Tenant shall be jointly and severally liable with the assignee-Tenant for all obligations and liabilities of Tenant’s arising during the remainder of the term of this Lease.

(b)  No Release of Tenant. Acceptance of fixed annual rent and additional rent from any other person shall not be deemed a waiver by Landlord of any provision of this Lease. Consent to one assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting.

(c)   Participation by Landlord. In the event of any assignment or sublease involving consideration paid to Tenant in excess of Fixed Rent and additional rent required under this Lease (“Excess Rent”), Landlord shall participate in the Excess Rent. Tenant shall promptly pay to Landlord, as additional rent, fifty (50%) percent of all such Excess Rent collected from the assignee or subtenant.

(d)   Exclusions. The provisions of this Article shall not apply to an assignment in connection with a merger of Tenant into another entity in connection with a corporate transaction involving Tenant and all entities now or at the time of the such merger under common control with Tenant, or an acquisition of Tenant by another entity (but not merely a sale of Tenant’s operations at the Premises in a “spin-off” transaction), provided that Tenant provides Landlord prompt notice of any such assignment and a description of the transaction giving rise to the assignment.

11.    Landlord’s Right to Inspect and Repair.

 Landlord and Landlord’s agents, employees or representatives shall have the right to enter into and upon all or any part of the Premises during the Lease term at all reasonable hours upon at least 48 hours’ prior notice (which may be by email to luke@suncommon.com) for the purpose of: (a) examination; (b) determination whether Tenant is in compliance with its obligations under this Lease; (c) making repairs, alterations, additions or improvements to the Premises, including those as may be necessary by reason of Tenant’s failure to make same; and (d) inspection by prospective lenders or purchasers. This paragraph shall not be deemed nor construed to create an obligation on the part of Landlord to make any inspection of the Premises or to make any repairs, alterations, additions or improvements to the Premises for its safety or preservation.

12.    Landlord’s Right to Exhibit Premises.

 Upon at least 48 hours’ prior notice (which may be by email to luke@suncommon.com), Landlord and Landlord’s agents, employees or representatives shall have the right to show the Premises during the Lease term to persons wishing to purchase or grant fee mortgages on the Premises. Landlord and Landlord’s agents, employees or other representatives shall have the right within the last six (6) months of the Lease term (if Tenant has not exercised any available option to renew the term of this Lease) to place notices on any parts of the Premises, offering the Premises for lease and at any time during the Lease term, offering the Premises for sale, and Tenant shall permit the signs to remain without hindrance or molestation.

13.    Signs.

 Tenant shall not cause any signs to be placed at the Premises, except of a design and structure and at such places as Landlord shall reasonably consent to in writing prior to the installation. If Landlord or Landlord’s agents, employees or other representatives wish to remove any such signs in order to make any repairs, alterations, additions or improvements to the Premises, such signs may be removed, and shall be replaced, at Landlord’s expense, when the repairs, additions, alterations or improvements shall be completed; however, such provision shall not create an obligation on the part of Landlord to make any repairs, alterations, additions or improvements to the Premises. All signs of Tenant at the Premises shall conform with all municipal ordinances or other laws and regulations applicable to such signs.

14.   Landlord Not Liable.

Except for Landlord’s failure to perform its obligations under Section  5(b)(i), Landlord shall not be liable for any damage or injury to any person or any property as a consequence of the failure, breakage, leakage or obstruction of water, well, plumbing, septic tank, sewer, waste or soil pipes, roof, drains, leaders, gutters, down spouts or the like, or of the electrical system, gas system, air conditioning system or other system, or by reason of the elements, or resulting from any act or failure to act on the part of Landlord or Landlord’s agents, employees, invitees or representatives assignees or successors, or attributable to any interference with, interruption of or failure beyond the control of Landlord.

Notwithstanding the foregoing, if any essential services (such as HVAC, electricity or water) are interrupted and such interruption results from Landlord’s gross negligence or intentional misconduct, Tenant is entitled to an abatement of Fixed Rent and Additional Rent beginning on the later of (i) the tenth (10th) consecutive business day following such interruption.  If such interruption occurs in the final fifteen (15) months of the lease Term and is not remedied within one hundred twenty (120) days, Tenant shall have the right to terminate this Lease on notice to Landlord.  If Tenant has exercised its option to renew the term of the Lease pursuant to Section 2(b) of this Lease, and such interruption occurs prior to, and continues through, the date that is one (1) year prior to the Expiration Date, Tenant may rescind the exercise of its option to renew upon written notice to Landlord, and Tenant’s option to renew shall thereafter terminate and be irrevocably waived.

15.    Force Majeure.

 Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, lockouts, riots, acts of God, shortages of labor or materials, war, civil commotion, fire or other casualty, catastrophic weather conditions, a court order that causes a delay, governmental laws, regulations, or restrictions, or any other cause whatsoever beyond the control of such party (any of the foregoing being referred to an “Unavoidable Delay”). Each party shall use reasonable efforts to notify the other party not later than ten (10) business days after the notifying party knows of the occurrence of an Unavoidable Delay; provided, however, that the notifying party’s failure to notify the other party of the occurrence of an event constituting an Unavoidable Delay shall not alter, detract from, or negate its character as an Unavoidable Delay or otherwise result in the loss of any benefit or right granted to each party under this Lease.

16.    Indemnification and Waiver of Liability.

 Neither Landlord nor Landlord’s Indemnitees shall be liable for, and Tenant shall indemnify and save harmless Landlord and Landlord’s Indemnitees from and against, any and all liabilities, damages, claims, suits, costs (including costs of suit, attorneys’ fees and costs of investigation) and actions of any kind, foreseen or unforeseen, arising or alleged to arise by reason of injury to or death of any person or damage to or loss of property, occurring on, in, or about the Premises, or by reason of any other claim whatsoever of any person or party, occasioned, directly or indirectly, wholly or partly: (a) by any act or omission on the part of Tenant or any Tenant Representative; (b) by any breach, violation or non-performance of any covenant of Tenant under this Lease; or (c) by a Discharge of Contaminants during the Lease term; regardless of whether such liability, claim, suit, cost, injury, death or damage arises from or is attributable to the concurrent negligence, willful misconduct or gross negligence of Landlord or any Landlord Indemnitee, provided that nothing herein shall preclude Tenant from asserting a defense or claim of contributory fault or of a similar nature. If any action or proceeding shall be brought by or against Landlord or any Landlord Indemnitee in connection with any such liability, claim, suit, cost, injury, death or damage, Tenant, on notice from Landlord or any Landlord Indemnitee, shall defend such action or proceeding, at Tenant’s expense, by or through attorneys reasonably satisfactory to Landlord or the Landlord Indemnitee. The provisions of this paragraph shall apply to all activities of Tenant or any Tenant Representative with respect to the Premises, whether occurring before or after execution of this Lease. Tenant’s obligations under this paragraph shall not be limited to the coverage of insurance maintained or required to be maintained by Tenant under this Lease. Neither Landlord nor any Landlord Indemnitee shall be liable in any manner to Tenant or any Tenant Representative for any injury to or death of persons or for any loss of or damage to property, regardless of whether such loss or damage is occasioned by casualty, theft or any other cause of whatsoever nature, unless such loss or damage is caused solely by the willful misconduct or gross negligence of Landlord or any Landlord Indemnitee. In no event shall Landlord or any Landlord Indemnitee be liable in any manner to Tenant or any Tenant Representative as the result of the acts or omissions of Tenant or a Tenant Representative and all liability therefore shall rest with Tenant. All personal property upon the Premises shall be at the risk of Tenant only, and neither Landlord nor any Landlord Indemnitee shall be liable for any damage thereto or theft thereof, unless due in whole or to the extent due in part to the willful misconduct or gross negligence of Landlord or any Landlord Indemnitee.

17.    Subordination; Attornment.

(a)   Subordination. This Lease shall be subject and subordinate to any mortgage, deed of trust, trust indenture, assignment of leases or rents or both, or other instrument evidencing a security interest, which may now or hereafter affect any portion of the Premises or be created as security for the repayment of any loan or any advance made pursuant to such an instrument or in connection with any sale-leaseback or other form of financing transaction, and all renewals, extensions, supplements, consolidations, and other amendments, modifications, and replacements of any of the foregoing instruments (“Mortgage”), and to any ground lease or underlying lease of the Premises or any portion of the Premises whether presently or hereafter existing and all renewals, extensions, supplements, amendments, modifications, and replacements of any of such leases (“Superior Lease”). Tenant shall, at the request of any successor-in-interest to Landlord claiming by, through, or under any Mortgage or Superior Lease, attorn to such person or entity as described below within ten (10) days after the request is made. The foregoing provisions of this subparagraph (a) shall be self-operative and no further instrument of subordination shall be required to make the interest of any lessor under a Superior Lease (a “Superior Lessor”) or any mortgagee, trustee or other holder of or beneficiary under a Mortgage (a “Mortgagee”) superior to the interest of Tenant hereunder; provided, however, Tenant shall execute and deliver within ten (10) days after request is made any certificate or instrument that Landlord, any Superior Lessor or Mortgagee may request in confirmation of such subordination.

(b)  Rights of Superior Lessor or Mortgagee. Any Superior Lessor or Mortgagee may elect that this Lease shall have priority over the Superior Lease or Mortgage that it holds and, upon notification to Tenant by such Superior Lessor or Mortgagee, this Lease shall be deemed to have priority over such Superior Lease or Mortgage whether this Lease is dated prior to or subsequent to the date of such Superior Lease or Mortgage. If, in connection with the financing of the Premises or with respect to any Superior Lease, any Mortgagee or Superior Lessor shall request reasonable modifications of this Lease that do not increase the monetary obligations of Tenant under this Lease, materially increase Tenant’s other obligations, or materially and adversely affect the rights of Tenant under this Lease, then Tenant shall make such modifications within ten (10) days after request.

(c)   Attornment. If at any time prior to the expiration of the term of this Lease, any Superior Lease shall terminate or be terminated or any Mortgagee comes into possession of the Premises or the estate created by any Superior Lease by receiver or otherwise, Tenant shall, at the election and upon the demand of any owner of the Premises, or of the Superior Lessor, or of any Mortgagee-in-possession of the Premises, attorn from time to time to any such owner, Superior Lessor or Mortgagee, or any person or entity acquiring the interest of Landlord as a result of any such termination or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure, upon the then-executory terms and conditions of this Lease, for the remainder of the term. In addition, in no event shall any such owner, Superior Lessor or Mortgagee, or any person or entity acquiring the interest of Landlord be bound by (i) any payment of rent or additional rent for more than one (1) month in advance, or (ii) any security deposit or the like not actually received by such successor, or (iii) any amendment or modification in this Lease made without the consent of the applicable Superior Lessor or Mortgagee, or (iv) any construction obligation, free rent, or other concession or monetary allowance, or (v) any set-off, counterclaim, or the like otherwise available against any prior landlord (including Landlord), or (vi) any act or omission of any prior landlord (including Landlord).

(d)   Rights Accruing Automatically. The provisions of this paragraph 17 shall inure to the benefit of any such successor-in-interest to Landlord, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to such provisions. Tenant, however, within ten (10) days after demand of any such successor-in-interest to Landlord, shall execute, from time to time, instruments in confirmation of the foregoing provisions of this paragraph, reasonably satisfactory to any such successor-in-interest to Landlord, acknowledging such attornment and setting forth the terms and conditions of its tenancy.

(e)   Limitation on Termination by Tenant. As long as any Superior Lease or Mortgage shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to all Superior Lessors and Mortgagees at such addresses as shall have been furnished to Tenant by such Superior Lessors and Mortgagees and, if any such Superior Lessor or Mortgagee, as the case may be, shall have notified Tenant within ten (10) business days following receipt of such notice of its intention to remedy such act or omission, until a reasonable period of time shall have elapsed following the giving of such notice (but not to exceed sixty (60) days), during which period such Superior Lessors and Mortgagees shall have the right, but not the obligation, to remedy such act or omission. The foregoing shall not, however, be deemed to impose upon Landlord any obligations not otherwise expressly set forth in this Lease.

(f)   Agreement with Mortgagee.          Landlord, at Tenant’s sole cost and expense, shall make commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) in favor of Tenant from any future mortgagee on such mortgagee’s standard form.  In the event Tenant does not execute the mortgagee’s standard form of SNDA, or does not agree to changes thereto acceptable to the mortgagee in the mortgagee’s sole discretion, the provisions of this Article shall control and be self-operative.  Tenant shall be liable to Landlord, as additional rent, for all of Landlord’s actual costs and expenses, including, without limitation, reasonable legal fees, in connection with the procurement, negotiation and execution of the SNDA, without regard to whether or not the SNDA is actually executed.

18.    Condemnation.

(a)   Permanent Condemnation.

(i)    Lease Termination. If all or any portion of the Premises is taken under the power of eminent domain or sold under the threat of the exercise of the power (both called “Condemnation”), this Lease shall terminate as to the part taken as of the first date the condemning authority takes either title or possession. If more then twenty-five percent (25%) of the leasable area of the Premises is taken or the balance of the Premises is unfit for Tenant’s use, Tenant has the option to terminate this Lease as of the date the condemning authority takes possession. The option shall be exercised in writing (A) within thirty (30) days after Landlord or the condemning authority has given Tenant written notice of the taking or (B) absent such notice, within ten (10) days after the condemning authority has taken possession. If Tenant does not terminate, this Lease shall remain in full force and effect as to the portion of the Premises remaining. The fixed annual rent and additional rent shall be reduced in the same proportion as the area of the Premises taken bears to the entire area leased hereunder.

(ii) Award. Any award for Condemnation is Landlord’s, whether the award is made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages. If this Lease is not terminated, Landlord shall diligently repair any damage to the Premises caused by such Condemnation, subject to Unavoidable Delays.

(b)  Temporary Condemnation. Upon condemnation of all or any portion of the Premises for temporary use, this Lease shall continue without change or abatement in Tenant’s obligations as between Landlord and Tenant, except that Fixed Rent and Additional Rent shall proportionally abate relative to the percentage of the Premises condemned for temporary use for the period of the condemnation. Tenant is entitled to the award made for the use, except that Landlord shall be entitled to recover any award for lost rent. If the Condemnation extends beyond the term of this Lease, the award shall be prorated between Landlord and Tenant as of the expiration date of the term. Landlord is responsible, at its sole cost and expense, for performing any restoration work required to place the Premises in the condition it was in prior to Condemnation, unless the term of the period of Condemnation extends beyond the expiration date of the Lease term. In such case, Tenant shall assign to Landlord any claim it may have against the condemning authority for the cost of restoration, and if Tenant has received restoration funds, it shall give the funds to Landlord within ten (10) days after demand.

19.    Bankruptcy or Insolvency of Tenant.

(a)   Landlord’s Right to Terminate Lease. If Tenant is the subject of an order for relief under the existing or any future Federal Bankruptcy Code or law, as amended or modified (the “Bankruptcy Code”), or if Tenant files a petition or if a petition is filed against Tenant under the Bankruptcy Code, then, in addition to any such event constituting an Event of Default under this Lease, and Landlord having all rights as a result thereof, Landlord shall have the option to either re-enter and re-possess the Premises pursuant to the provisions of this Lease or to terminate this Lease, pursuant to the provisions of this Lease, or both.

(b)  Tenant’s Filing of Chapter 7 Proceedings. If a petition is filed by, or an order for relief is entered against, Tenant under Chapter 7 of the Bankruptcy Code, and the trustee-in-bankruptcy of Tenant (the “Bankruptcy Trustee”) elects to assume this Lease for the purpose of assigning it, the election or assignment, or both, may be made only if all of the provisions of subparagraphs (c) and (e) below are satisfied. Nothing in the preceding sentence shall be deemed to grant the Bankruptcy Trustee any right to assume this Lease if it has been terminated previously. If the Bankruptcy Trustee fails to elect to assume this Lease for the purpose of assigning it within sixty (60) days after the Bankruptcy Trustee’s appointment, this Lease shall be deemed to have been rejected by the Bankruptcy Trustee. Landlord shall then immediately become entitled to possession of the Premises without any further obligation to Tenant or the Bankruptcy Trustee, and this Lease shall automatically terminate at the end of the sixty (60) day period, but Landlord’s right to compensation for damages in the bankruptcy proceedings shall survive. In such case, Landlord shall be entitled to recover from Tenant as damages an amount equal to the fixed annual rent and additional rent reserved under this Lease from the date of the automatic termination to the expiration date of this Lease (exclusive of any unexercised renewal rights), and the damages shall be due and payable to Landlord immediately.

(c)   Tenant’s Filing of Chapter 11 or 13 Proceedings. If Tenant files a petition for reorganization under Chapters 11 or 13 of the Bankruptcy Code, or a proceeding that is filed by or against Tenant under any other chapter of the Bankruptcy Code is converted to a Chapter 11 or 13 proceeding and the Bankruptcy Trustee or Tenant as a debtor-in-possession (“Debtor-in-Possession”) fails to assume this Lease within sixty (60) days from the date of filing the petition or the conversion, the Bankruptcy Trustee or the Debtor-in-Possession shall be deemed to have rejected this Lease and this Lease shall automatically terminate at the expiration of the sixty (60) day period, but Landlord’s right to compensation for damages in the bankruptcy proceedings shall survive. Nothing in the preceding sentence shall be deemed to grant the Bankruptcy Trustee or the Debtor-in-Possession any right to assume this Lease if it has been terminated previously. In such a case, Landlord shall be entitled to recover from Tenant, as damages, an amount equal to the fixed annual rent and additional rent reserved under this Lease from the date of the automatic termination to the expiration date of this Lease (exclusive of any unexercised renewal rights), and the damages shall be due and payable to Landlord immediately. In order to assume this Lease, the Bankruptcy Trustee or the Debtor-in-Possession shall notify Landlord of the election to assume within the sixty (60) day period, but in such event all of the following conditions, which Landlord and Tenant acknowledge are commercially reasonable, must be satisfied by the Bankruptcy Trustee or the Debtor-in-Possession to the extent Landlord determines, in Landlord’s sole discretion:

(i)  Adequate Assurances. The Bankruptcy Trustee or the Debtor-in-Possession cures, or provides “Adequate Assurance” (as defined below) to Landlord that the Bankruptcy Trustee or the Debtor-in-Possession can cure, all monetary Events of Default under this Lease by full and complete payment within ten (10) days from the date of the assumption, and the Bankruptcy Trustee or the Debtor-in-Possession cures all non-monetary Events of Default under this Lease within thirty (30) days from the date of the assumption;

(ii)  Landlord Compensation. The Bankruptcy Trustee or the Debtor-in-Possession compensates Landlord, or provides Adequate Assurance to Landlord that within ten (10) days from the date of the assumption, Landlord shall be compensated by full and complete payment for any pecuniary loss Landlord suffers as a result of any Event of Default of Tenant, the Bankruptcy Trustee or the Debtor-in-Possession, as set forth in Landlord’s notice (which contains a statement of Landlord’s pecuniary loss) given to the Bankruptcy Trustee or the Debtor-in-Possession; and

(iii)  Future Performance. The Bankruptcy Trustee or the Debtor-in-Possession provides Landlord with Adequate Assurance of the future performance of Tenant’s obligations under this Lease, including, without limitation, depositing with Landlord, as security, in addition to that otherwise established pursuant to the provisions of this Lease, an amount equal to three (3) monthly installments of fixed annual rent and additional rent then accruing under this Lease.

For purposes of this subparagraph (c), “Adequate Assurance” shall mean that (i) Landlord determines that the Bankruptcy Trustee or Debtor-in-Possession has, and shall continue to have, sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Bankruptcy Trustee or the Debtor-in- Possession has sufficient funds to fulfill Tenant’s obligations under this Lease, and/or that third-party guaranties of Tenant’s obligations under this Lease have been provided; and (ii) an order was entered segregating sufficient sums payable to Landlord, or a valid and perfected lien and security interest are granted to Landlord in the property of Tenant, Trustee or the Debtor-in-Possession, as may be acceptable to Landlord, to secure the obligations of the Bankruptcy Trustee or the Debtor-in-Possession to cure the monetary or non-monetary defaults under this Lease within the time periods set forth above.

(d)  Landlord’s Right to Terminate Lease on Further Filing of Bankruptcy Petition. If this Lease is assumed by the Bankruptcy Trustee or Debtor-in-Possession pursuant to subparagraph (c) above, and thereafter Tenant is the subject of an order for relief under the Bankruptcy Code, then Landlord has the option to terminate this Lease pursuant to the provisions of this Lease.

(e)   Condition Upon Assignment. If the Bankruptcy Trustee or Debtor-in-Possession pursuant to subparagraphs (b) and (c) above desires or elects to assign Tenant’s interest or the estate created by the interest under this Lease to any other person, the interest or estate may be assigned only if Landlord acknowledges in writing that the intended assignee has provided to Landlord Adequate Assurance of future performance of all of the obligations of Tenant under this Lease.

(f)   State Law Action. Neither Tenant’s interest in this Lease nor any estate of Tenant created in this Lease shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, or otherwise by operation of law under the laws of any State having jurisdiction of the person or property of Tenant unless Landlord consents in writing to this transfer. Landlord’s acceptance of rent or any other payments from any trustee, receiver, assignee, person, or other entity shall not be deemed to have waived, or waive, the need to obtain Landlord’s consent or Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without that consent, and any such event, without Landlord’s written consent, shall be deemed an Event of Default.

(g)  Charges for Use and Occupancy. When, pursuant to the Bankruptcy Code, the Bankruptcy Trustee or the Debtor-in-Possession is obligated to pay reasonable use and occupancy charges for the use of the Premises, the charges shall not be less than the fixed annual rent and additional rent due under this Lease.

20.    Default by Tenant and Landlord’s Remedies.

(a)  Event of Default. If any one or more of the following events shall occur and be continuing beyond the period set forth in any default notice provided to be given, an Event or Events of Default shall have occurred under this Lease:

(i)    Non-Payment. If Tenant shall fail to pay any installment of fixed annual rent, additional rent or other sums due from Tenant to Landlord under this Lease for five (5) days after notice from Landlord, provided that nothing in this Section shall be deemed to impair or impose further obligations or conditions upon, Landlord’s maintaining a proceeding pursuant to Real Property Actions and Proceedings Law Section 711(2); or

(ii)  Non-Performance. If Tenant shall fail to comply with any of the other terms, covenants, conditions or obligations of this Lease and such failure in compliance shall continue for (A) the specific period of time stated elsewhere in this Lease as applicable to that performance, if such a period is stated, or (B) if no such specific period is stated, then thirty (30) days after delivery of notice from Landlord to Tenant specifying the failure, or, if such failure cannot with due diligence be remedied within thirty (30) days but is curable, Tenant shall not, in good faith have commenced within said thirty (30) day period to remedy such failure and continued diligently and continuously thereafter to prosecute the same to completion but in no event shall such extension be for more than forty five (45) additional days; or

(iii) Vacation or Abandonment. If Tenant shall vacate or abandon the Premises with the rent unpaid.

(b)  Landlord’s Remedies. If an Event of Default shall exist, Landlord shall have the following remedies:

(i)    Right of Eviction. Tenant’s right of possession shall thereupon cease and terminate, and to the extent permitted by law Landlord shall be entitled to the possession of the Premises and to re-enter the same without demand of rent or demand of possession and may forthwith proceed to recover possession of the Premises by process of law. Any other NOTICE TO QUIT OR VACATE or of intention to re-enter the same is hereby expressly WAIVED by Tenant. In the event of such re-entry by process of law or otherwise, Tenant nevertheless agrees to remain answerable for any and all damage, deficiency or loss of rent that Landlord may sustain by such re-entry, including reasonable attorneys’ fees and court costs. Landlord reserves full power to relet the Premises for the benefit of Tenant, in liquidation and discharge, in whole or in part, as the case may be, of the liability of Tenant under the terms and provisions of this Lease. In determining the rent due for the balance of the Lease term under this subparagraph or any other part of this paragraph, additional rent shall be determined by projecting into the future the additional rent payable on the date the default (after the expiration of any applicable notice and cure period) exists, increased by a compounding five percent (5%) per lease year. Landlord’s determination of the sum due under this subparagraph shall be determinative unless Tenant proves that it is manifestly unreasonable. The words “re-entry” and “re-enter,” as used herein, shall not be construed as limited to their strict legal meaning.

(ii)  Right of Termination and Acceleration. To terminate this Lease and collect liquidated damages from Tenant in an amount equal to (A) the sum of all amounts due hereunder to the effective date of termination, plus (B) the aggregate fixed annual rent remaining over what would have been the remainder of the Lease term, reduced to present value to using a discount rate equal to the interest rate of a U.S. Government security having a maturity date closest to the expiration date of the Lease term, plus all repairs and other anticipated costs of re-letting (including, without limitation, marketing costs, brokerage commissions, tenant build-out costs, and other concessions payable to or for the benefit of a replacement tenant), less (C) the aggregate fixed annual rent that the Premises could be re-let for what would have been the remainder of the Lease term (provided, however, that a reasonable period of time, not to exceed eighteen (18) months, may be considered a lease-up period for the Premises for which no rental income would be realized), reduced to present value by the same method set forth in clause (B) above, plus (D) Landlord’s costs and expenses (including, without limitation, reasonable attorney’s fees) incurred in enforcing Landlord’s rights and remedies. Landlord’s determination of the sum due under this subparagraph shall be determinative unless Tenant proves that it is manifestly unreasonable.

(iii)  Equitable Relief. To bring an action for specific performance, injunction, or other equitable relief. Landlord shall also have the right to bring an action for specific performance, injunction, or other equitable relief to prevent any threatened or impending default.

(iv)  Suit for Rent. To bring suit against Tenant for unpaid rent. Such suit may, in Landlord’s sole and absolute discretion, be brought as rent accrues under this Lease or deferred until the expiration of the Lease term and brought within any applicable statute of limitations following the end of the Lease term, any shorter statute of limitations or requirement that suit be instituted as rent would otherwise be due and payable being hereby waived.

(v)   Self-Help. Landlord may perform any obligation that Tenant has failed to perform after the expiration of any applicable notice and/or cure period (except in an emergency, when no notice or cure period shall be necessary or afforded), all at the cost of Tenant as additional rent payable upon demand.

(vi)  Reimbursement of Expenses. Tenant shall pay all expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord following a default in enforcing Landlord’s rights and remedies, whether or not suit is instituted. Such expenses shall be additional rent payable upon demand.

All rights and remedies specified herein or otherwise provided by law shall be cumulative, and the taking of any one remedy shall not preclude or impair Landlord’s right to pursue any other remedy. No waiver of any breach of any covenant, condition, or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

21.    Tenant’s Trade Fixtures and Removal.

 Any trade equipment, trade fixtures, goods or other property of Tenant shall be removed by Tenant on or before the expiration of the Lease term or sooner termination of the Lease term. Any trade equipment, trade fixtures, goods or other property of Tenant not removed by Tenant on the expiration of the Lease term or sooner termination of the Lease term, or upon any deserting, vacating or abandonment of the Premises by Tenant with the rent unpaid, or upon Tenant’s eviction, shall, at Landlord’s discretion, be considered as abandoned. Landlord shall have the right (without any obligation to do so), without notice to Tenant, to sell or otherwise dispose of Tenant’s abandoned property at the expense of Tenant, and Landlord shall not be accountable to Tenant for any proceeds of the sale, or for any damage or loss to Tenant’s abandoned property.

22.    Estoppel Certificates and Financial Information.

(a)   Estoppel Certificates. Within ten (l0) days after request from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written instrument certifying: (i) that this Lease has not been modified and is in full force and effect, or if there has been a modification, that this Lease is in full force and effect as modified, stating the modification; (ii) the rent due and the dates to which rent and other sums due from Tenant under this Lease have been paid; (iii) whether or not to the knowledge of Tenant, Landlord is in default, and if so, the reasons for the default, and any other claims Tenant may have against Landlord relating to the Premises or arising under this Lease; (iv) whether Tenant has received any notice of default from Landlord or if Tenant has knowledge that it is in default of its obligations under this Lease; (v) the commencement date of the Lease term, the stated expiration date of the Lease term, and the rent commencement date (if different from the Lease commencement date); (vi) whether Tenant has any renewal, termination, expansion or contraction options and, if so, if any have been exercised; (vii) whether Tenant has any right or option to purchase the Premises; (viii) the outstanding balance of any security deposit posted by Tenant; (ix) whether Tenant has assigned this Lease or subleased the Premises in whole or in part; and (x) such other matters as may reasonably be requested. Such an estoppel certificate may be relied upon by Landlord, by any actual or proposed Mortgagee or Superior Lessor, and by any purchaser of the Premises.  In the event Tenant requires an estoppel certificate from Landlord in connection with any financing Tenant may seek, Landlord shall provide a commercially reasonable estoppel certificate at Tenant’s sole cost and expense, including, without limitation, any legal fees incurred by Landlord in connection with the review and/or negotiation of the estoppel certificate.

(b)   Financial Information. Tenant agrees to deliver to Landlord upon request from time to time, in connection with any mortgage financing Landlord may seek, and at the time Tenant exercises any option to extend the term of this Lease, such financial information, including balance sheets, income and expense statements, cash flow statements, and statements of net worth, as Landlord may request and which Tenant routinely generates regarding Tenant or any guarantor of Tenant’s obligations under this Lease. Any such information provided to Landlord shall be deemed to be certified as true, correct and complete as of the date thereon, and not omitting any information necessary or appropriate to make any statement therein not misleading. By delivering the same, Tenant shall also be deemed to have certified that there has been no material adverse change in Tenant’s or any such guarantor’s financial condition since the date of the material delivered. If Tenant is a publicly traded or regulated entity that files regular and publicly available reports with the Securities and Exchange Commission or any other comparable Federal regulatory agency, the foregoing provisions of this subparagraph shall not apply. Landlord shall keep all information delivered to it by Tenant or any guarantor under this subparagraph confidential except (i) for distribution to Landlord’s accountants, appraisers, attorneys, financial advisors, actual and prospective lenders, actual and prospective buyers of the Building, and regulatory agencies, (ii) as may be required by law, (iii) in the course of any litigation, arbitration, mediation or other dispute resolution proceeding involving Landlord and Tenant, or (iv) as may otherwise by publicly available through no action of Landlord.

23.    Limitations on Landlord’s Liability.

Notwithstanding any provision of this Lease to the contrary, Tenant agrees that it shall look only to the Premises (which includes all of Landlord’s equity or interest therein, including rent and the proceeds of sale, insurance and condemnation) in seeking to enforce any obligations or liabilities whatsoever of Landlord under this Lease or to satisfy a judgment (or any other charge, directive or order) of any kind against Landlord. Tenant shall not look to any other property of Landlord, or the property or assets of any of the officers, directors, shareholders, partners, members, other principals, employees, agents, or legal representatives of Landlord in seeking to enforce any obligations or liabilities whatsoever of Landlord under this Lease or to satisfy a judgment (or any other charge, directive or order) of any kind against Landlord, and in no event shall any deficiency judgment be sought or obtained against Landlord. No person who is an officer, director, shareholder, partner, member, other principal, employee, agent, or legal representative of Landlord shall be personally liable for any obligations or liabilities of Landlord under this Lease.

24.    Security Deposit.

Upon execution and delivery of this Lease, Tenant shall deposit the sum of $75,000.00 with Landlord, as security for the full and faithful performance by Tenant of all of the terms, conditions and covenants of this Lease on Tenant’s part to be performed, which sum shall be returned to Tenant following the expiration of the Lease term, provided there shall not then be an Event of Default or an event that with the giving of notice or the lapse of time, or both, shall constitute an Event of Default. Landlord shall have the right (but not the obligation), to apply any part of the deposit to cure an Event of Default of Tenant, and if Landlord does so, Tenant shall, within five (5) days after demand, deposit with Landlord the amount applied, so that Landlord shall have the full deposit on hand at all times. If Landlord shall sell the Premises, the selling Landlord shall transfer the security to the new landlord, and upon so doing the selling Landlord shall be released by Tenant from all liability for the return of the security and Tenant shall look solely to the new Landlord for the return of the security, and this shall apply to every transfer made of the security to a new Landlord. The security deposited by Tenant under this Lease shall not be mortgaged, assigned or encumbered by Tenant. The security deposit is only additional security for the performance of Tenant’s obligations under this Lease and is not a measure of liquidated damages or a limitation on liability.

Tenant shall deposit and maintain the security deposit as an unconditional, irrevocable commercial standby letter of credit in form and substance acceptable to Landlord. A letter of credit meeting the terms of this paragraph is referred to as the “Letter of Credit.”

The Letter of Credit must be issued by a commercial bank (the “Issuer”) reasonably acceptable to Landlord and must be presentable in the metropolitan area in which the Building is located. The Letter of Credit must also be payable at sight without presentation of any other documents, statements, or authorizations, must allow for partial and multiple draws, and must have a term of not less than one (1) year from the Commencement Date. The Letter of Credit must also provide for its automatic renewal on a year-to-year basis unless the Issuer gives Landlord at least two (2) months’ written notice of nonrenewal, and the final expiration date of the Letter of Credit may not be any earlier than the date that is three (3) months after the scheduled Lease expiration date. The Letter of Credit must also be freely transferable to any successor Landlord under this Lease, and Tenant shall be responsible for the payment of any transfer fee or other cost incident thereto, except in connection with a sale of the Premises by Landlord; if Tenant fails to make such payment, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for such costs upon demand as Additional Rent. In all other respects, the Letter of Credit shall be governed by the Uniform Customs and Practices for International Standby Practices, 1998, International Chamber of Commerce Publication No. 590.

The Letter of Credit may be drawn upon by Landlord without notice to Tenant, in the event of any default by Tenant under this Lease beyond the expiration of any applicable notice or cure period, or if the Issuer gives notice of nonrenewal to Landlord and a replacement Letter of Credit (or the cash equivalent) is not delivered to Landlord at least thirty (30) days prior to the non-renewed Letter of Credit’s expiration date, or if there is a dispute between Landlord and Tenant on the date which is thirty (30) days prior to the stated expiration date of the Letter of Credit over whether Landlord may draw on the Letter of Credit, or if Landlord at any time reasonably determines that the Issuer is not solvent or that the Issuer has been put into conservatorship or receivership (or any similar program) by any governmental authority having regulatory oversight over the Issuer, or if Landlord at any time reasonably determines that there is a likelihood for any other reason that the Issuer would not honor the Letter of Credit if it was to be presented for payment.

Notwithstanding any implication to the contrary contained in the foregoing, it is understood and agreed that Tenant bears all risk of the Issuer failing, refusing or being unable to honor a proper draw thereon. If the Issuer fails, refuses or is unable to honor a proper presentment of the Letter of Credit, Tenant shall be obligated to immediately deliver a replacement Letter of Credit meeting the terms of this paragraph (or, in Landlord’s discretion, the cash equivalent) to serve as the security deposit.

Provided Tenant has timely paid all Fixed Rent and Additional Rent, and has not been in default of its obligations under this Lease beyond the expiration of any applicable notice and/or cure periods, Tenant shall be entitled to reduce the amount of the Security Deposit by $12,500.00 on each of: (i) the first (1st) day of the sixteenth (16th) calendar month after the calendar month in which the Commencement Date occurs; (ii) the first (1st) day of the twenty eighth (28th) calendar month after the calendar month in which the Commencement Date occurs; and (iii) the first (1st) day of the fortieth (40th) calendar month after the calendar month in which the Commencement Date occurs.  In the event that, prior to any of the dates on which Tenant would otherwise be entitled to reduce the amount of the Security Deposit, Tenant either (x) fails to timely pay any item of Fixed Rent or Additional Rent, whether or not such failure gives rise to an event of default, and without regard to whether Landlord commences an action or proceeding; or (y) is in default of its obligations beyond the expiration of any applicable notice and/or cure periods, then, in either such event, Tenant shall not be entitled to reduce the amount of the Security Deposit on any subsequent date.  In connection with the reduction of the Security Deposit set forth in this paragraph, Tenant shall be obligated to take all actions necessary to amend the Letter of Credit at Tenant’s sole cost and expense.

25.    Qualification to Do Business.

Tenant represents and warrants to Landlord that Tenant has qualified with the Secretary of State or its equivalent to do business in the State of New York.

26.    Notices.

All notices, consents, demands, communications or approvals required or permitted by this Lease shall be in writing and shall be delivered personally, by overnight courier, by telecopier/facsimile, or by certified or registered mail, return receipt requested, addressed as follows:

If to Landlord, at the address first set forth above, attention: Mr. Hagai Barlev:

With copy to:	Jeffrey M. Rosenberg, P.C.
15 Engle Street, Suite 207
Englewood, New Jersey 07631
Attention: Jeffrey M. Rosenberg, Esq.

If to Tenant, at the Premises,

With copies to:

Solarcommunities, Inc.
442 U.S. Route 2
Waterbury, VT 05676

And:

Dinse P.C.
209 Battery Street
Burlington, VT 05401
Attention:  David R. Gurtman, Esq.

Any copy of any notice to Tenant delivered to an address other than the Premises shall be neither a condition precedent nor a jurisdictional prerequisite for the commencement of a summary proceeding pursuant to Article 7 of the New York Real Property Actions and Proceedings Law.  Landlord and Tenant may, by notice given in the same manner set forth above, designate a different address to which subsequent notices shall be sent. Notice shall be deemed given when delivered to the intended recipient or, if the intended recipient refuses to accept delivery or has provided an incorrect or out-of-date address, at the time delivery was attempted.

27.    Brokers.

Each party represents and warrants to the other no real estate broker was instrumental in effecting this Lease except Keller Williams and SVN Deegan-Collins Commercial Realty. Landlord shall be solely responsible for the payment of any commission or compensation owed to said broker(s) relating to this Lease pursuant to separate agreement, with Landlord disbursing the commission to Keller Williams, which shall in turn disburse any sums payable to SVN Deegan-Collins Realty.  Each party shall indemnify and defend the other party, including counsel fees, against the claim of any broker (except any broker named in the first sentence of this paragraph) that such broker was authorized on behalf of that party to make an offer to the indemnified party with respect to this transaction.

28.    Tenant’s Right to Quiet Enjoyment.

Upon paying the rents and other sums required of Tenant under this Lease and faithfully and fully performing the terms, conditions and covenants of this Lease on Tenant’s part to be performed, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Lease term.

29.    Miscellaneous.

(a)   Validity of Lease. The provisions of this Lease are severable. If any provision of this Lease is adjudged to be invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity of any other provision of this Lease.

(b)   Non-Waiver by Landlord. The rights, remedies, options or elections of Landlord in this Lease are cumulative, and the failure of Landlord to enforce performance by Tenant of any provision of this Lease applicable to Tenant, or to exercise any right, remedy, option or election, or the acceptance by Landlord of the annual fixed rent or additional rent from Tenant after any default by Tenant, in any one or more instances, shall not act as a waiver or a relinquishment at the time or in the future, of Landlord of such provisions of this Lease, or of such rights, remedies, options or elections, and they shall continue in full force and effect.

(c)  Entire Agreement. This Lease contains the entire agreement between the parties. No representative, agent or employee of Landlord has been authorized to make any representations, warranties or promises with respect to the letting, or to vary, alter or modify the provisions of this Lease. No additions, changes, modifications, renewals or extensions of this Lease shall be binding unless reduced to writing and signed by both parties. This Lease supersedes in its entirety any prior letter of intent, proposal, counterproposal, discussion, negotiation, promise or other offer made by either party to the other prior to the date hereof and relating to the Premises or other subject matter of this Lease.

(d)   Effective Law. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles of conflicts of law.

(e)   Waiver of Jury Trial and Counterclaims. Landlord and Tenant waive their right to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other, or with respect to any issue or defense raised therein, on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use and occupancy of the Premises, including summary proceedings and possession actions, and any emergency statutory or other statutory remedy.   In any action or proceeding brought by Landlord to recover possession of the Premises from Tenant, Tenant waives the right to interpose any counterclaims, except those required by law to be interposed.

(f)   Commercial Lease. This Lease is and shall be construed as a commercial lease, not as a residential lease.

(g)   Captions. The captions of the paragraphs in this Lease and the Table of Contents are for reference purposes only and shall not in any way affect the meaning or interpretation of this Lease.

(h)   Obligations Joint and Several. If there is more than one party as Tenant, their obligations under this Lease are joint and several. If Tenant is a partnership, the obligations of Tenant under this Lease are joint and several obligations of each of the partners and of the partnership.

(i)   Counterparts. This Lease may be executed in one or more counterparts, each of which shall be an original, and all of which constitute one and the same Lease, and facsimile, electronic or PDF signatures shall have equal force and effect as originals.

(j)    Landlord’s Performance of Tenant’s Obligations. The performance by Landlord of any obligation required of Tenant under this Lease shall not be construed to modify this Lease, nor shall it create any obligation on the part of Landlord with respect to any performance required of Tenant under this Lease, whether Landlord’s performance was undertaken with the knowledge that Tenant was obligated to perform, or whether Landlord’s performance was undertaken as a result of mistake or inadvertence.

(k)   Remedies and Rights Not Exclusive. No right or remedy conferred upon Landlord shall be considered exclusive of any other right or remedy, but shall be in addition to every other right or remedy available to Landlord under this Lease or by law. Any right or remedy of Landlord may be exercised from time to time, and as often as the occasion may arise. The granting of any right, remedy, option or election to Landlord under this Lease shall not impose any obligation on Landlord to exercise the right, remedy, option or election.

(l)   Signature and Delivery by Landlord. This Lease is of no force and effect unless it is signed by Landlord and Tenant and a signed copy of this Lease delivered by Landlord to Tenant. The mailing, delivery or negotiation of this Lease by Landlord or Tenant or any agent or attorney of Landlord or Tenant prior to the execution and delivery of this Lease as set forth in this subparagraph shall not be deemed an offer by Landlord or Tenant to enter into this Lease, whether on the terms contained in this Lease or on any other terms. Until the execution and delivery of this Lease as set forth in this subparagraph, Landlord or Tenant may terminate all negotiations and discussions of the subject matter of this Lease, without cause and for any reason, without recourse or liability.

(m)  Surrender. Neither the acceptance of keys to the Premises nor any other act or thing done by Landlord or any agent, employee or representative of Landlord shall be deemed to be an acceptance of a surrender of the Premises, excepting only an agreement in writing, signed by Landlord, accepting or agreeing to accept a surrender of the Premises.

(n)  Drafting Ambiguities; Interpretation. In interpreting any provision of this Lease, no weight shall be given to nor shall any construction or interpretation by influenced by the fact that counsel for one of the parties drafted this Lease, each party recognizing that it and its counsel have had an opportunity to review this Lease and have contributed to the final form of this Lease. Unless otherwise specified, the words “include” and “including” and words of similar import shall be deemed to be followed by the words “but not limited to” and the word “or” shall be “and/or.”

(o)   Gender; Plural and Singular. In all references to any persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of this Lease may require.

(p)   Binding Effect. This Lease is binding upon and shall inure to the benefit of the parties, their legal representatives, successors and permitted assigns.

(q)   Landlord Defined. The term “Landlord” in this Lease means and includes only the owner at the time in question of the Premises. In the event of the sale or transfer of the Premises, the selling, assigning or transferor Landlord shall be released and discharged from the provisions of this Lease thereafter accruing, but such provisions shall be binding upon each new owner of the Premises as successor Landlord while such party is an owner.

(r)    Time of the Essence. Time is of the essence of this Lease.

(s)    No Recordation. Neither this Lease, nor any memorandum, affidavit or other writing with respect to this Lease, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease voidable at Landlord’s election.

(t)   Parties Authorized.  Landlord and Tenant each represent and warrant to the other that no consent or approval of any third party is required for either party to enter into this Lease, and that the individuals executing this Lease on behalf of each party have the requisite authority to bind such party hereto.

IN WITNESS WHEREOF, the parties have executed this Lease as an instrument under seal.

LANDLORD:

INDUSTRY LANDING 1155 LLC

By:
Name:
Title:

TENANT:

SOLARCOMMUNITIES, INC.

By:
Name:
Title:

SCHEDULE A

LEGAL DESCRIPTION OF THE PREMISES

Schedule A Description

Title Number **IMA9789B** Page 1

ALL that certain plot, piece or parcel of land, situate, lying and being in the Town of Ulster, County of Ulster and State of New York, being more particularly bounded and described as follows:

BEGINNING at a point, said point being the most westerly corner of John Sorensen now or formerly at the easterly line of New York State Route 32 - Flatbush Road;

RUNNING THENCE south 43 degrees 5' 39" east for a distance of 665.78 feet to a point;

RUNNING THENCE north 35 degrees 18' 11" east for a distance of 200 feet to a point;

RUNNING THENCE south 43 degrees 5' 39" east for a distance of 356.17 feet to a point;

RUNNING THENCE south 24 degrees 12' 40" east for a distance of 516.32 feet to a point;

RUNNING THENCE south 39 degrees 59' west for a distance of 280.12 feet to a point;

RUNNING THENCE north 44 degrees 48' 39" west for a distance of 594.62 feet to a point;

RUNNING THENCE north 45 degrees 11' 19" east for a distance of 217.19 feet to a point;

RUNNING THENCE north 43 degrees 5' 39" west for a distance of 768.57 feet to a point;

RUNNING THENCE north 54 degrees 41' 39" west for a distance of 121.80 feet to a point on the easterly line of New York Route 32;

RUNNING THENCE north 35 degrees 19' 10" east for a distance of 76.04 feet along the easterly line of New York State Route 32 to the POINT or PLACE of BEGINNING.

Continued On Next Page